NEWS RELEASE
Cleveland-Cliffs Inc. Reports Third-Quarter 2017 Results

•	Net income increased by 290 percent to $53 million, including $89 million in debt extinguishment charges

•	Adjusted EBITDA[1] of $154 million, a 149 percent increase from the prior-year quarter

CLEVELAND—October 20, 2017—Cleveland-Cliffs Inc. (NYSE: CLF) today reported third-quarter results for the period ended September 30, 2017. The Company reported consolidated revenues of $698 million, an increase of 26 percent compared to the prior year's third-quarter revenues of $553 million. Cost of goods sold increased by 15 percent to $538 million compared to $468 million reported in the third quarter of 2016.
The Company recorded net income of $53 million in the third quarter, or $0.18 per diluted share. This included an $89 million, or $0.29 per diluted share, loss on extinguishment of debt, and a $32 million, or $0.11 per diluted share, gain from discontinued operations. This compares to a net loss of $28 million, or $0.12 per diluted share, recorded in the third quarter of 2016. The prior-year quarter's net loss included an $18 million, or $0.09 per diluted share, loss on extinguishment of debt, and a $3 million, or $0.01 per diluted share, loss from discontinued operations.
For the third quarter of 2017, adjusted EBITDA1 was $154 million, a 149 percent increase compared to $62 million reported in the third quarter of 2016.

	Adjusted EBITDA[1] by Segment (in millions)
	U.S. Iron Ore	Asia Pacific Iron Ore	Corporate/ Other	Total
Q3 2017 Adjusted EBITDA[1]	$174.2	$4.9	$(24.7)	$154.4
Lourenco Goncalves, Cliffs' Chairman, President and Chief Executive Officer, said, "We are very pleased with our accomplishments so far this year, in which we became a much more profitable company, substantially improved our debt profile and now pay a lot less in interest expense. With the third quarter numbers in the books, we have already outperformed in three quarters of 2017 the results of the entire 2016." Mr. Goncalves added, "On top of that, during the third quarter, we acquired the remaining 15% of the Tilden Mine, and now own 100% of all active and idled iron ore mining assets in the State of Michigan. The acquisition will allow us to become a 20 million long ton pellet supplier in 2018."

U.S. Iron Ore

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Volumes - In Thousands of Long Tons
Sales volume	5,863	5,287	13,291	11,343
Production volume	4,265	3,857	13,233	11,059
Sales Margin - In Millions
Revenues from product sales and services	$596.7	$428.3	$1,354.2	$975.5
Cost of goods sold and operating expenses	439.5	361.8	1,004.4	825.8
Sales margin	$157.2	$66.5	$349.8	$149.7
Sales Margin - Per Long Ton
Revenues from product sales and services*	$90.50	$73.50	$89.91	$76.82

Cash cost of goods sold and operating expense rate[2]	60.87	57.37	59.86	57.89
Depreciation, depletion and amortization	2.81	3.56	3.73	5.74
Cost of goods sold and operating expenses*	63.68	60.93	63.59	63.63
Sales margin	$26.82	$12.57	$26.32	$13.19

*Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin. Revenues and expenses also exclude venture partner cost reimbursements.
U.S. Iron Ore pellet sales volume in the third quarter of 2017 was 5.9 million long tons, an 11 percent increase when compared to the third quarter of 2016 as a result of increased customer demand and export sales.
Cash cost of goods sold and operating expense rate2 in U.S. Iron Ore was $60.87 per long ton, a 6 percent increase from $57.37 per long ton in the prior year's third quarter. The increase was primarily driven by higher costs associated with maintenance and repairs, employee benefits, and energy rates. This was partially offset by reduced idle costs.

Asia Pacific Iron Ore

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Volumes - In Thousands of Metric Tons
Sales volume	2,235	2,799	7,763	8,705
Production volume	2,477	2,968	7,910	8,575
Sales Margin - In Millions
Revenues from product sales and services	$101.7	$125.0	$375.1	$379.5
Cost of goods sold and operating expenses	98.7	106.1	323.9	321.4
Sales margin	$3.0	$18.9	$51.2	$58.1
Sales Margin - Per Metric Ton
Revenues from product sales and services*	$43.36	$42.87	$46.03	$41.99

Cash cost of goods sold and operating expense rate[2]	40.54	33.87	37.98	33.11
Depreciation, depletion and amortization	1.48	2.25	1.46	2.21
Cost of goods sold and operating expenses*	42.02	36.12	39.44	35.32
Sales margin	$1.34	$6.75	$6.59	$6.67

*Excludes revenues and expenses related to freight, which are offsetting and have no impact on sales margin.
Third-quarter 2017 Asia Pacific Iron Ore sales volume decreased 20 percent to 2.2 million metric tons, from 2.8 million metric tons in the third quarter of 2016. The decrease was driven primarily by lower production volumes, a result of operational decisions reflecting current market conditions and quality ore availability.
Cash cost of goods sold and operating expense rate2 in Asia Pacific Iron Ore was $40.54 per metric ton in the third quarter of 2017, compared to $33.87 in the prior-year quarter. This was primarily attributable to increased mining costs, driven by a change in the overall operating plan resulting in a higher strip ratio. It was also driven by increased logistics and site administrative expenses, as well as an unfavorable exchange rate.
Other Income Statement Items
Cliffs' third-quarter 2017 SG&A expenses were $25 million, a 21 percent decrease compared to third-quarter 2016 expenses of $31 million. The decrease was driven primarily by a union signing bonus in 2016 that was not repeated in 2017, as well as decreased external services spend.
Cliffs' net interest expense during the third quarter was $29 million, a 41 percent decrease when compared to the third-quarter 2016 expense of $49 million, as a result of proactive debt reduction and refinancing efforts lowering the weighted average cost of debt as compared to the prior period.
Miscellaneous-net expense of $6 million included, among other items, $5 million in charges related to the indefinite idle at Empire mine.

Debt and Cash Flow
Total debt at the end of the third quarter of 2017 was $1.7 billion, approximately $500 million lower than the $2.2 billion total debt at the end of the prior-year quarter. Cliffs had net debt3 of $1.4 billion at the end of the third quarter of 2017, compared to $2.0 billion of net debt3 at the end of the third quarter of 2016. The Company had no borrowings under its asset-based lending facility at the end of the third quarter of 2017 or 2016.
Capital expenditures during the quarter were $30 million, compared to $26 million in the prior-year quarter.
Segment Outlook

	2017 Outlook Summary
Per Sales Ton Information	U.S. Iron Ore (A)	Asia Pacific Iron Ore (B)
Cost of goods sold and operating expense rate	$70 - $75	$40 - $45
Less:
Freight and venture partners' cost reimbursements expense rate (C)	$11	$3
Depreciation, depletion & amortization rate	$4	$1
Cash cost of goods sold and operating expense rate[2]	$55 - $60	$36 - $41

Sales volume (million tons)	18.5	10.5
Production volume (million tons)	18.5	11.0
(A) U.S. Iron Ore tons are reported in long tons of pellets.
(B) Asia Pacific Iron Ore tons are reported in metric tons of lump and fines.
(C) The freight and venture partners' cost reimbursements have offsetting amounts in revenue and have no impact on sales margin.
U.S. Iron Ore Outlook (Long Tons)
Cliffs full-year sales and production volume expectations were each reduced by 500,000 tons to 18.5 million long tons. The reduction in sales volumes is attributable to a significant reduction in pellet nomination by a large customer, partially offset by increased export sales.
For 2018, Cliffs expects sales and production volumes of 20 million long tons, as a result of the increased capacity from the acquisition of the remaining minority interest in the Tilden mine.
Cliffs' full-year 2017 U.S. Iron Ore cash cost of goods sold and operating expense2 expectation is unchanged at $55 - $60 per long ton.

Asia Pacific Iron Ore Outlook (Metric Tons, F.O.B. the port)
Cliffs' full-year 2017 Asia Pacific Iron Ore sales and production volume expectations were each reduced by 500,000 metric tons, to 10.5 million metric tons of sales and 11 million metric tons of production. The reductions were driven by operational decisions reflecting current market conditions and quality ore availability.
For 2018, Cliffs expects Asia Pacific Iron Ore sales and production volumes of 11 million tons.
Due to unfavorable exchange rate movements and lower production volumes, Cliffs' full-year 2017 cash cost of goods sold and operating expense2 expectation has been increased to $36 - $41 per metric ton. This assumes a full-year average exchange rate of $0.77 U.S. Dollar to Australian Dollar.
SG&A Expenses and Other Expectations
Cliffs is maintaining its full-year 2017 SG&A expense expectation of $110 million. Cliffs also notes that of the $110 million expectation, approximately $30 million is considered non-cash.
As a result of the July refinancing transaction, the Company's full-year 2017 interest expense was reduced by $5 million to approximately $130 million. Of this $130 million, approximately $20 million is expected to be non-cash. In 2018, Cliffs' expects net interest expense to be less than $100 million.
Capital Budget Update
Cliffs' full-year 2017 capital expenditures budget has been maintained at $115 million.
Conference Call Information
Cleveland-Cliffs Inc. will host a conference call this morning, October 20, 2017, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.clevelandcliffs.com
About Cleveland-Cliffs Inc.
Founded in 1847, Cleveland-Cliffs Inc. is the largest and oldest independent iron ore mining company in the United States. We are a major supplier of iron ore pellets to the North American steel industry from our mines and pellet plants located in Michigan and Minnesota. Additionally, we operate an iron ore mining complex in Western Australia. By 2020, Cliffs expects to be the sole producer of hot briquetted iron (HBI) in the Great Lakes region with the development of its first production plant in Toledo, Ohio. Driven by the core values of safety, social, environmental and capital stewardship, our employees endeavor to provide all stakeholders with operating and financial transparency. For more information, visit http://www.clevelandcliffs.com

Forward-Looking Statements
This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to Cliffs’ operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These statements speak only as of the date of this release, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. Uncertainties and risk factors that could affect Cliffs’ future performance and cause results to differ from the forward-looking statements in this report include, but are not limited to: uncertainty and weaknesses in global economic conditions, including downward pressure on prices caused by oversupply or imported products, the impact of any reduced barriers to trade, the outcomes of recently filed and forthcoming trade cases, reduced market demand and any change to the economic growth rate in China; continued volatility of iron ore and steel prices and other trends, including the supply approach of the major iron ore producers, affecting our financial condition, results of operations or future prospects, specifically the impact of price-adjustment factors on our sales contracts; our level of indebtedness could limit cash flow available to fund working capital, capital expenditures, acquisitions and other general corporate purposes or ongoing needs of our business; availability of capital and our ability to maintain adequate liquidity; our ability to successfully conclude the CCAA process in a manner that minimizes cash outflows and associated liabilities; the impact of our customers reducing their steel production due to increased market share of steel produced using other methods or lighter-weight steel alternatives; uncertainty relating to restructurings in the steel industry and/or affecting the steel industry; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; our ability to reach agreement with our customers regarding any modifications to sales contract provisions, renewals or new arrangements; our actual levels of capital spending; our ability to successfully diversify our product mix and add new customers beyond our traditional blast furnace clientele; our actual economic iron ore reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; our ability to cost-effectively achieve planned production rates or levels, including at our HBI production plant; our ability to successfully identify and consummate any strategic investments or development projects, including our HBI production plant; our ability to obtain the investments necessary for our HBI production plant; changes in sales volume or mix; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets, as well as any resulting impairment charges; our ability to maintain appropriate relations with unions and employees; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; risks related to international operations; and the potential existence of significant deficiencies or material weakness in our internal control over financial reporting.
For additional factors affecting the business of Cliffs, refer to Part I – Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2016. You are urged to carefully consider these risk factors.
SOURCE: Cleveland-Cliffs Inc.

MEDIA CONTACT:	INVESTOR CONTACT:
Patricia Persico Director, Corporate Communications (216) 694-5316	Paul Finan Director, Investor Relations (216) 694-6544
FINANCIAL TABLES FOLLOW
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CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$627.5	$508.6	$1,552.3	$1,237.0
Freight and venture partners' cost reimbursements	70.9	44.7	177.0	118.0
	698.4	553.3	1,729.3	1,355.0
COST OF GOODS SOLD AND OPERATING EXPENSES	(538.2)	(467.9)	(1,328.3)	(1,147.2)
SALES MARGIN	160.2	85.4	401.0	207.8
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(24.6)	(31.1)	(77.8)	(81.8)
Miscellaneous - net	(5.9)	(19.6)	3.0	(16.9)
	(30.5)	(50.7)	(74.8)	(98.7)
OPERATING INCOME	129.7	34.7	326.2	109.1
OTHER INCOME (EXPENSE)
Interest expense, net	(28.9)	(48.7)	(103.1)	(156.2)
Gain (loss) on extinguishment/restructuring of debt	(88.6)	(18.3)	(165.4)	164.1
Other non-operating income	0.8	0.1	2.3	0.4
	(116.7)	(66.9)	(266.2)	8.3
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	13.0	(32.2)	60.0	117.4
INCOME TAX BENEFIT	7.6	7.1	6.8	1.7
INCOME (LOSS) FROM CONTINUING OPERATIONS	20.6	(25.1)	66.8	119.1
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	32.3	(2.7)	(13.6)	(0.6)
NET INCOME (LOSS)	52.9	(27.8)	53.2	118.5
LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTEREST	0.5	2.0	3.9	(23.5)
NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$53.4	$(25.8)	$57.1	$95.0
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC
Continuing operations	$0.07	$(0.11)	$0.25	$0.51
Discontinued operations	0.11	(0.01)	(0.05)	—
	$0.18	$(0.12)	$0.20	$0.51
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED
Continuing operations	$0.07	$(0.11)	$0.24	$0.51
Discontinued operations	0.11	(0.01)	(0.05)	—
	$0.18	$(0.12)	$0.19	$0.51
AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	296,079	206,279	285,771	186,454
Diluted	301,075	206,279	290,512	188,471

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	September 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$260.8	$323.4
Accounts receivable, net	63.9	128.7
Inventories	207.7	178.4
Supplies and other inventories	92.5	91.4
Derivative assets	89.5	33.1
Loans to and accounts receivable from the Canadian Entities	51.9	48.6
Other current assets	24.8	21.0
TOTAL CURRENT ASSETS	791.1	824.6
PROPERTY, PLANT AND EQUIPMENT, NET	993.8	984.4
OTHER NON-CURRENT ASSETS	138.4	114.9
TOTAL ASSETS	$1,923.3	$1,923.9
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$102.0	$107.6
Accrued expenses	109.4	123.3
Accrued interest	21.7	40.2
Contingent claims	50.0	—
Derivative liabilities	9.3	0.5
Other current liabilities	125.1	119.5
TOTAL CURRENT LIABILITIES	417.5	391.1
PENSION AND POSTEMPLOYMENT BENEFIT LIABILITIES	254.3	280.5
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	205.4	193.9
LONG-TERM DEBT	1,689.4	2,175.1
OTHER LIABILITIES	189.8	213.8
TOTAL LIABILITIES	2,756.4	3,254.4
EQUITY
CLIFFS SHAREHOLDERS' DEFICIT	(833.3)	(1,464.3)
NONCONTROLLING INTEREST	0.2	133.8
TOTAL DEFICIT	(833.1)	(1,330.5)
TOTAL LIABILITIES AND DEFICIT	$1,923.3	$1,923.9

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Nine Months Ended September 30,
	2017	2016
OPERATING ACTIVITIES
Net income	$53.2	$118.5
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	66.3	88.9
(Gain) loss on extinguishment/restructuring of debt	165.4	(164.1)
(Gain) loss on deconsolidation	16.3	(3.2)
Gain on derivatives	(47.5)	(22.6)
Other	19.0	31.6
Changes in operating assets and liabilities:
Receivables and other assets	68.9	137.5
Inventories	(26.1)	21.6
Payables, accrued expenses and other liabilities	(108.8)	(136.1)
Net cash provided by operating activities	206.7	72.1
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(78.9)	(45.8)
Other investing activities	(5.5)	6.3
Net cash used by investing activities	(84.4)	(39.5)
FINANCING ACTIVITIES
Proceeds from issuance of senior notes	1,057.8	—
Debt issuance costs	(12.0)	(5.2)
Net proceeds from issuance of common shares	661.3	287.6
Repurchase of debt	(1,720.7)	(301.0)
Repayment of equipment loans	—	(95.6)
Borrowings under credit facilities	—	105.0
Repayment under credit facilities	—	(105.0)
Acquisition of noncontrolling interest	(105.0)	—
Distributions of partnership equity	(53.0)	(52.5)
Other financing activities	(17.0)	(19.3)
Net cash used by financing activities	(188.6)	(186.0)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	3.7	0.4
DECREASE IN CASH AND CASH EQUIVALENTS	(62.6)	(153.0)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	323.4	285.2
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$260.8	$132.2

1 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented adjusted EBITDA on a segment basis, and both EBITDA and adjusted EBITDA on a consolidated basis. EBITDA and Adjusted EBITDA are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	(In Millions)		(In Millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net Income (Loss)	$52.9	$(27.8)	$53.2	$118.5
Less:
Interest expense, net	(28.9)	(48.7)	(103.1)	(156.2)
Income tax benefit	7.6	7.1	6.8	1.7
Depreciation, depletion and amortization	(21.5)	(26.8)	(66.3)	(88.9)
EBITDA	$95.7	$40.6	$215.8	$361.9

Less:
Impact of discontinued operations	$32.3	$(2.7)	$(13.6)	$(0.6)
Gain (loss) on extinguishment/restructuring of debt	(88.6)	(18.3)	(165.4)	164.1
Foreign exchange remeasurement	(2.4)	(0.3)	11.2	(1.2)
Severance and contractor termination costs	—	—	—	(0.1)
Adjusted EBITDA	$154.4	$61.9	$383.6	$199.7

2 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION EXPLANATIONS
The Company presents cash cost of goods sold and operating expense rate per long/metric ton, which is a non-GAAP financial measure that management uses in evaluating operating performance. Cliffs believes the presentation of non-GAAP cash cost of goods sold and operating expenses is useful to investors because it excludes depreciation, depletion and amortization, which are non-cash, and freight and venture partners' cost reimbursements, which have no impact on sales margin, thus providing a more accurate view of the cash outflows related to the sale of iron ore. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies.

	(In Millions)
	Three Months Ended September 30,			Three Months Ended September 30,
	2017			2016
	U.S. Iron Ore	Asia Pacific Iron Ore	Total	U.S. Iron Ore	Asia Pacific Iron Ore	Total
Cost of goods sold and operating expenses	$(439.5)	$(98.7)	$(538.2)	$(361.8)	$(106.1)	$(467.9)
Less:
Freight and reimbursements	(66.1)	(4.8)	(70.9)	(39.7)	(5.0)	(44.7)
Depreciation, depletion & amortization	(16.5)	(3.3)	(19.8)	(18.8)	(6.3)	(25.1)
Cash cost of goods sold and operating expenses	$(356.9)	$(90.6)	$(447.5)	$(303.3)	$(94.8)	$(398.1)

	(In Millions)
	Nine Months Ended September 30,			Nine Months Ended September 30,
	2017			2016
	U.S. Iron Ore	Asia Pacific Iron Ore	Total	U.S. Iron Ore	Asia Pacific Iron Ore	Total
Cost of goods sold and operating expenses	$(1,004.4)	$(323.9)	$(1,328.3)	$(825.8)	$(321.4)	$(1,147.2)
Less:
Freight and reimbursements	(159.2)	(17.8)	(177.0)	(104.0)	(14.0)	(118.0)
Depreciation, depletion & amortization	(49.6)	(11.3)	(60.9)	(65.1)	(19.2)	(84.3)
Cash cost of goods sold and operating expenses	$(795.6)	$(294.8)	$(1,090.4)	$(656.7)	$(288.2)	$(944.9)

3 NET DEBT RECONCILIATION

Net debt is a non-GAAP financial measure that management uses in evaluating financial position. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. Net debt is defined as long-term debt plus the current portion of short term debt, less cash and cash equivalents and undiscounted interest. A reconciliation of this measure to its most directly comparable GAAP measure is provided in the table below.

	(In Millions)
	September 30, 2017	September 30, 2016
Long-term debt	$1,689.4	$2,195.9
Short-term debt and current portion of long-term debt	—	17.5
Total Debt	$1,689.4	$2,213.4
Less:
Cash and cash equivalents	$260.8	$132.2
Undiscounted interest	—	70.0
Net Debt	$1,428.6	$2,011.2